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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2004

United Industries Corporation
(Exact name of registrant as specified in its charter)

333-76055
(Commission File Number)

Delaware (State or other jurisdiction of incorporation or organization)	43-1025604 (I.R.S. Employer Identification No.)

2150 Schuetz Road
St. Louis, Missouri 63146
(Address of principal executive offices, with zip code)

(314) 427-0780
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

        Effective April 30, 2004, United Industries Corporation (United or the Company) acquired The Nu-Gro Corporation (Nu-Gro) pursuant to the Arrangement Agreement, dated as of March 1, 2004. As a result of the acquisition, each outstanding common share of Nu-Gro was purchased for Cdn $11.00 per share. A copy of the press release announcing the closing of the acquisition is filed as Exhibit 99.1 to this Current Report on Form 8-K.

        In conjunction with the closing of the acquisition of Nu-Gro, United entered into a new $510.0 million senior credit facility with Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets, Inc., Citicorp North America, Inc. and certain other lenders to refinance the Company's indebtedness under its existing senior credit facility at more favorable rates, to provide funds for the Nu-Gro acquisition, to repurchase the Company's outstanding preferred stock and for general working capital purposes. The new senior credit facility consists of (1) a $125.0 million US dollar denominated revolving credit facility; (2) a $335.0 million US dollar denominated term loan facility; and (3) a Canadian dollar denominated term loan facility valued at US $50.0 million. Subject to the terms of the new senior credit facility agreement, the revolving loan portion of the new senior credit facility matures on April 30, 2010, and the term loan obligations under the new senior credit facility mature on April 30, 2011. The term loan obligations are to be repaid in 28 consecutive quarterly installments commencing on June 30, 2004, with a final installment due on March 31, 2011. All of the loan obligations are subject to mandatory prepayment upon certain events, including sales of certain assets, issuances of indebtedness or equity or from excess cash flow. The new senior credit facility agreement also allows the Company to make voluntary prepayments, in whole or in part, at any time without premium or penalty.

        The new senior credit facility agreement contains affirmative, negative and financial covenants that are more favorable than those of the prior senior credit facility. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, capital expenditures and dividend payments that the Company may make or incur. The financial covenants require the maintenance of certain financial ratios at defined levels. Under the new senior credit facility agreement, interest rates on the new revolving credit facility can range from 1.75% to 2.50% plus LIBOR, or from 0.75% to 1.50% plus a base rate, subject to adjustment and depending on certain financial ratios. At closing, the term loans are subject to interest rates equal to 2.50% plus LIBOR or 1.50% plus a base rate, as provided in the new senior credit facility agreement. Unused commitments under the new revolving credit facility are subject to a 0.5% annual commitment fee. The new senior credit facility is secured by substantially all of the Company's properties and assets and substantially all of the properties and assets of its current and future domestic subsidiaries.

        In connection with the closing of the Nu-Gro acquisition, Bank of America, N.A., Canada Branch, separately loaned the Company Cdn $110.0 million for structuring purposes, which loan was repaid on April 30, 2004. A copy of the press release announcing the closing of the refinancing is filed as Exhibit 99.2 to this Current Report on Form 8-K.

        In addition, on April 30, 2004, the Company repurchased all 37,600 shares of its outstanding Class A nonvoting preferred stock for $57.5 million, which included all accrued and unpaid dividends thereon.

Item 7. Financial Statements and Exhibits.

  (a) Financial Statements

        The financial statements required by this item are not being filed herewith. To the extent such information is required by this item, such financial statements will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but not later than 60 days after the date on which this Current Report on Form 8-K is required to be filed.

  (b) Pro Forma Financial Statements

        The pro forma financial statements required by this item are not being filed herewith. To the extent such information is required by this item, such financial statements will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but not later that 60 days after the date on which this Current Report on Form 8-K is required to be filed.

  (c) Exhibits

        The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release dated April 30, 2004 announcing the closing of the Nu-Gro acquisition.
99.2	Press release dated April 30, 2004 announcing the closing of the refinancing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, United Industries Corporation has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIES CORPORATION Registrant
Dated: April 30, 2004	By:	/s/ DANIEL J. JOHNSTON Name: Daniel J. Johnston Title: Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated April 30, 2004 announcing the closing of the Nu-Gro acquisition.
99.2	Press release dated April 30, 2004 announcing the closing of the refinancing.

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX